SeaChange Announces Departure of Company President Yvette Kanouff

No Replacement Planned

ACTON, Mass.--(BUSINESS WIRE)--SeaChange International (Nasdaq: SEAC) today announced the departure of Yvette Kanouff. Kanouff served in a variety of roles at SeaChange since joining the company in 1997, including Chief Strategy Officer and then President. The Company has decided not to replace Kanouff and has eliminated the position of President as part of its ongoing plan to reduce costs and streamline the business.

"Over the past few months, Yvette has been discussing her desire to pursue other interests and we support that and wish her well. We sincerely thank Yvette for her years of dedication to SeaChange, her technical knowledge, and her contributions toward building the Company's video-on-demand business," said Raghu Rau, Chief Executive Officer, SeaChange.

Yvette Kanouff commented, "I'm proud that I played a significant role in establishing SeaChange as a leader in video-on-demand worldwide and in transitioning from a hardware-centric to a software-centric company. I think SeaChange is well positioned for the future, however, it is the right time for me to move on, and I look forward to my next endeavor.

"About SeaChange International

SeaChange International (Nasdaq: SEAC) is a global leader in multi-screen video. The Company provides open, cloud-based, Emmy award-winning solutions and services for back office, advertising, content, in-home devices and broadcast to hundreds of media companies, including all major cable operators in the U.S., Europe and Latin America, plus other blue-chip companies such as Virgin Media, AT&T, Hutchison Whampoa, and DISH Network. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world. Visit www.schange.com.

SeaChange International Tammy Snook, 407-667-9355 SeaChange PR

tammy.snook@schange.com

or Martha Schaefer, 978-897-0100 x3030 SeaChange IR

martha.schaefer@schange.com

Source: SeaChange International

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